Old Point Releases Second Quarter 2015 Results

•	Net income increases 19.54%
•	Net loans increase $35.2 million
•	Year-to-date charge-offs remain low

July 21, 2015 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $2.5 million, or $0.50 per diluted share, for the first half of 2015, compared to net income of $2.1 million, or $0.42 per diluted share, in the first half of 2014. This 19.54% increase is primarily attributed to lower interest expense and higher noninterest income.  Net income for the quarter ended June 30, 2015 was also higher than in the same quarter of 2014, increasing 16.17% to $1.3 million.  The increase in quarterly net income was due to lower interest expense, a reduced provision for loan losses, and higher noninterest income.

Assets as of June 30, 2015 were $893.5 million, an increase of $17.2 million or 1.97% when compared to December 31, 2014. During the first half of 2015, Old Point continued to grow loans.  This growth was funded through a variety of methods: cash flows received from the securities portfolio; excess liquidity previously held in cash and due from banks; and targeted increases in certain deposit categories. Net loans grew $35.2 million, or 6.66%, during the first half of 2015, while noninterest-bearing and savings deposits grew $8.7 million, securities declined $11.6 million, and cash and cash equivalents declined $12.2 million. As loans typically bear higher yields than securities and significantly higher yields than cash and due from banks, total interest and dividend income increased $52 thousand when comparing the first six months of 2014 and 2015. This shift in the composition of the asset base also increased Old Point's net interest margin for the first half of 2015 to 3.55%, from 3.48% for the first half of 2014.

In prior years, Old Point has worked to lower the cost of its time deposits, with these efforts being the primary contributor to a $182 thousand reduction in interest expense in the first half of 2015, as compared to the first half of 2014. As a result of both the shift in assets from securities to loans and the reduction in interest expense, net interest income before the provision increased $234 thousand when comparing the first six months of 2014 and 2015.

Annualized net charge-offs as a percent of total loans were a negative 0.01% for the first half of 2015, or a net recovery of $22 thousand as loan recoveries exceeded charge-offs during the six months ended June 30, 2015. This net recovery is compared to 0.08% in annualized net charge-offs in the first half of 2014. Due to this net recovery, Old Point set aside $50 thousand less provision for loan losses in the first six months of 2015 than in the same period in 2014.  As a result, net interest income after the provision was $284 thousand higher in the first half of 2015 than the first half of 2014.

Both noninterest income and noninterest expense increased when comparing the first half of 2014 and 2015, with noninterest income growing more than noninterest expense. Almost every major category of noninterest income increased between these two periods, with the largest dollar increases in income from fiduciary activities and income from Old Point Mortgage. Noninterest expense increased only $51 thousand, or 0.30%, when comparing the first half of 2015 to the same period in 2014.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 29% of our giving is earmarked for education, 30% for community development, 13% for arts & culture, and 28% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) decreased from $11.8 million as of December 31, 2014 to $11.7 million as of June 30, 2015. NPAs do not include restructured loans that are performing in accordance with their modified terms. Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $3.1 million as of June 30, 2015, of which $2.9 million were student loans that are 97-98% guaranteed by the U.S. Government. Old Point expects to experience minimal losses on these government-guaranteed loans. At December 31, 2014, government-guaranteed student loans 90 days or more past due but still accruing interest totaled $1.0 million.
Allowance for Loan and Lease Losses (ALLL) as of June 30, 2015 and December 31, 2014 was 1.29% and 1.32% of total loans, respectively.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2014. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except per share data)	2015	2014
	(unaudited)

Assets

Cash and due from banks	$19,684	$31,081
Interest-bearing due from banks	339	833
Federal funds sold	1,033	1,391
Cash and cash equivalents	21,056	33,305
Securities available-for-sale, at fair value	132,176	139,346
Securities held-to-maturity (fair value approximates $88,717 and $94,406)	85,635	90,089
Restricted securities	2,866	2,293
Loans, net of allowance for loan losses of $7,397 and $7,075	564,142	528,919
Premises and equipment, net	41,865	42,075
Bank-owned life insurance	23,968	23,525
Other real estate owned, net of valuation allowance of $1,870 and $2,908	4,961	5,106
Other assets	16,833	11,622
Total assets	$893,502	$876,280

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$184,966	$186,280
Savings deposits	317,053	307,078
Time deposits	221,642	223,296
Total deposits	723,661	716,654
Overnight repurchase agreements	27,468	37,404
Term repurchase agreements	412	412
Federal Home Loan Bank advances	45,000	30,000
Accrued expenses and other liabilities	7,373	3,313
Total liabilities	803,914	787,783

Commitments and contingencies	--	--

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	54,894	53,203
Accumulated other comprehensive loss, net	(6,493)	(5,893)
Total stockholders' equity	89,588	88,497
Total liabilities and stockholders' equity	$893,502	$876,280

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,485	$6,122	$12,840	$12,115
Interest on due from banks	3	0	10	3
Interest on federal funds sold	1	0	1	5
Interest on securities:
Taxable	615	962	1,301	1,967
Tax-exempt	415	426	838	855
Dividends and interest on all other securities	31	26	64	57
Total interest and dividend income	7,550	7,536	15,054	15,002

Interest Expense:
Interest on savings deposits	57	52	109	123
Interest on time deposits	544	595	1,072	1,244
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	8	8	16	17
Interest on Federal Home Loan Bank advances	309	307	614	609
Total interest expense	918	962	1,811	1,993
Net interest income	6,632	6,574	13,243	13,009
Provision for loan losses	25	100	300	350
Net interest income after provision for loan losses	6,607	6,474	12,943	12,659

Noninterest Income:
Income from fiduciary activities	914	793	1,894	1,748
Service charges on deposit accounts	994	1,056	1,976	2,030
Other service charges, commissions and fees	1,058	1,041	2,063	1,993
Income from bank-owned life insurance	222	217	443	433
Income from Old Point Mortgage	125	6	158	31
Loss on sale of available-for-sale securities, net	0	(7)	0	(7)
Other operating income	46	47	102	87
Total noninterest income	3,359	3,153	6,636	6,315

Noninterest Expense:
Salaries and employee benefits	5,057	4,981	10,106	9,834
Occupancy and equipment	1,304	1,205	2,631	2,319
Data processing	407	433	765	856
FDIC insurance	153	183	300	367
Customer development	161	207	315	399
Legal and audit expenses	160	153	274	277
Other outside service fees	195	152	309	271
Employee professional development	162	220	293	388
Marketing and advertising	83	127	169	251
Postage and courier	97	113	183	234
Loan expenses	58	118	83	216
Stationery and supplies	93	118	181	237
Capital stock tax	111	127	225	261
ATM and check losses	142	79	279	194
Loss (gain) on write-down/sale of other real estate owned	3	(26)	72	57
Other operating expenses	308	277	596	569
Total noninterest expense	8,494	8,467	16,781	16,730
Income before income taxes	1,472	1,160	2,798	2,244
Income tax expense	193	59	314	166
Net income	$1,279	$1,101	$2,484	$2,078

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.26	$0.22	$0.50	$0.42

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.26	$0.22	$0.50	$0.42

Cash Dividends Declared per Share:	$0.08	$0.06	$0.16	$0.12

Old Point Financial Corporation and Subsidiaries
Selected Ratios	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
Net Interest Margin Year-to-Date	3.55%	3.58%	3.57%	3.48%
NPAs/Total Assets	1.30%	1.27%	1.35%	2.11%
Annualized Net Charge Offs/Total Loans	-0.01%	-0.04%	0.07%	0.08%
Allowance for Loan Losses/Total Loans	1.29%	1.33%	1.32%	1.34%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$3,576	$4,778	$5,570	$10,585
Loans > 90 days past due, but still accruing interest	3,116	1,392	1,141	996
Non-Performing Restructured Loans	0	0	0	0
Other real estate owned	4,961	5,085	5,106	6,549
Total Non-Performing Assets	$11,653	$11,255	$11,817	$18,130

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$(22)	$(61)	$356	$205
Year-to-Date Average Loans	$555,032	$541,782	$517,183	$506,997
Year-to-Date Average Assets	$883,227	$876,348	$869,965	$868,214
Year-to-Date Average Earning Assets	$775,276	$767,219	$767,865	$773,856
Year-to-Date Average Deposits	$725,318	$718,488	$720,599	$721,638
Year-to-Date Average Equity	$89,755	$89,454	$85,550	$83,484